Exhibit 2.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is hereby made and entered into this 17th day of January, 2007, by and between MUSSELMAN HOTELS II, LLC, a Delaware limited liability company (the "Seller") and SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership (the "Purchaser") for the purchase and sale of the real and personal property which is part of and needed for the successful ownership, operation and maintenance of those certain hotels described in Exhibit A attached hereto (the "Hotels"). Each individual hotel identified on Exhibit A attached hereto may also be referred to individually as a “Hotel” or each “Hotel”.

WHEREAS, Seller desires to sell, transfer and convey to Purchaser and Purchaser desires to buy and receive from Seller on the terms and conditions set forth herein, all of that certain real and personal property, both tangible and intangible, owned by the Seller as more particularly described in this Agreement which property is used for the ownership, operation and maintenance of the Hotels.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) cash in hand paid, the premises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

Transfer of Assets

In material and substantial reliance on the representations and warranties contained herein and subject to ail of the terms and conditions of this Agreement, Seller hereby agrees to sell, transfer, assign and convey to Purchaser, and Purchaser hereby agrees to purchase, accept and receive from Seller at closing, free and clear of any liens, encumbrances, restrictions and/or claims of any kind (except those expressly referred to or created herein) the Hotels and all of the following described property, to wit:

1.1.  Real Property. All of that certain real property owned by Seller and used in connection with the ownership, operation and maintenance of the Hotels together with all buildings, improvements, attachments and appurtenances thereon or thereunto belonging, as more particularly described in the attached Exhibit A (collectively, the "Real Property").

1.2.       Personal Property. All of that certain furniture, fixtures, equipment and other personal property of any kind, whether tangible or intangible, used in connection with the ownership, operation and maintenance of the Hotels, including computer hardware, software and manuals (except and specifically excluding any of Seller's or Choice Hotels International's proprietary software), telephone and telecommunication equipment and software (except for proprietary software), including telephone numbers, internet addresses, etc. (collectively, the "Personal Property"). Attached Exhibit B contains a complete list of the Personal Property.

1.3.       Leases and Contracts. All assignable contracts and contract rights of Seller that are then in effect or enforceable, including all contracts, leases, franchises and other agreements of any kind, which relate to the ownership, operation and/or maintenance of the Hotels and which are not cancelable at will, together with any contracts, purchase orders, binding proposals or other contracts or offers made by Seller to any person to rent rooms, to provide services or sell goods on or after the Date of Closing, as defined hereinafter (collectively, the "Leases and Contracts"). Attached Exhibit C contains a complete listing of the Leases and Contracts.

1.4.       Plans and Drawings. Any architectural or engineering plans, drawings or surveys of the Real Property or the Hotels (the "Plans and Drawings"). Purchaser and Seller

hereby acknowledge and agree that Seller makes no express or implied warranties about the accuracy or reliability of any of the Plans and Drawings.

1.5.       Instruments of Conveyance. Transfer by Seller to Purchaser of the foregoing real and personal property listed in this Article 1 shall be made at closing by Seller's execution, acknowledgment and delivery to Purchaser of a General Warranty Deed for the Real Property, a bill of sale conveying the Personal Property without any express or implied warranty (except as to ownership), free and clear of all liens and encumbrances, an Assignment and Assumption Agreement (as hereinafter defined) and any other instruments as may be reasonably required to convey to Purchaser the Hotels and the foregoing property.

1.6.       Covenant Not to Compete. Upon Closing, Seller and its principals, members and managers (including Thomas Musselman, Sr., Thomas Musselman, Jr., Chester Musselman, M & M Hotels, and Musselman Hotels, LLC) will enter into an agreement not to compete with Purchaser in the “Trade Area” (as that term is defined below) for a period of three (3) years in the ownership or operation (including any type of equity interest, financing or management) of any type of limited service hotel or motel. The non-compete agreement would continue for another two (2) years thereafter, covering the same radius, but only applying to limited service hotels and motels. The Trade Area shall be that area within a fifteen (15) mile radius of the Hotels. Provided, however, the following hotels are not subject to this covenant not to compete: Fairfield Inn, 362 Brenton Way, Shepherdsville, Kentucky. On the Closing Date, the parties described above shall execute a Non-Compete Agreement in form and substance reasonably satisfactory to the Seller and Purchaser.

1.7.       Assumed Obligations. Purchaser shall assume and agree to undertake, pay, perform and abide by each of the obligations set forth on Exhibit D attached hereto and made a part hereof, from and after the Date of Closing (collectively, the "Assumed Obligations"), and same shall be reiterated, evidenced and confirmed by written instruments delivered by Purchaser to Seller on the Date of Closing (the "Assignment and Assumption Agreement"), in form and substance reasonably satisfactory to Seller.

ARTICLE 2

Due Diligence Period and Contingencies

2.1.       Due Diligence Period. Within ten (10) days immediately following execution of this Agreement, Seller shall deliver to Purchaser all of the Leases and Contracts and the Plans and Drawings in its possession referred to herein, together with the due diligence documents listed on Schedule A, attached hereto and incorporated herein (the "Due Diligence Documents"). Purchaser shall have a period of not more than sixty (60) days and any extensions thereof agreed to in writing by Purchaser and Seller from receipt by Purchaser of the Due Diligence Documents (the "Due Diligence Period") during which Purchaser, its employees, agents and independent contractors, shall, at Purchaser's sole cost and expense and upon reasonable advance written notice to Seller, have full access and authority to enter upon the Hotels and the Real Property for the purpose of examining all the business operations of the Hotels, the Real Property, the Personal Property, any books and records of the Hotels and/or conducting whatever other investigations and/or inquiries Purchaser deems reasonably necessary to conduct a full and complete investigation and evaluation of the Hotels. No subsurface borings or testings will be undertaken without written notice to Seller at least five (5) days prior thereto stating the location, estimated time and reason for such subsurface boring or testing. Such examination may include but not be limited to examination of the following:

(a) structural, mechanical, electrical, roof, plumbing and other systems comprising or servicing the Hotel building or the property;

(b) physical condition of the property;

(c) compliance of the property with applicable building, zoning, environmental, hazardous waste or land use laws, ordinances, codes, rules and regulations;

(d) access;

(e) books and records;

(f) contracts and leases;

(g) availability of licenses, approvals and permits for the property;

(h) franchisor product improvement plan;

(i) sales tax reports for the last twelve (12) months ;

(j) utility bills for the last twelve (12) months;

(k) payroll taxes;

(l) Federal and State tax returns for two (2) years;

(m) monthly bank statements for 24 months;

(n) liability claims history;

(o) workers compensation claims history; and

(p) all construction and manufacturers warranties related to the property, if any.

Purchaser hereby agrees to indemnify and hold Seller harmless from claims, damages and liabilities, including reasonable attorney fees, caused by such inspections, borings or testings at the Hotels by Purchaser, its employees, representatives, attorneys, accountants, engineers, architects, contractors or agents. If Purchaser fails to purchase the Hotels pursuant to this Agreement, Purchaser shall restore any damage to the Hotels or any adjacent properties as a result of Purchaser's inspections, surveys, studies, testings and borings of the Hotels. At any time during the Due Diligence Period, Purchaser may elect in its sole and absolute discretion to terminate this Agreement for any reason or no reason and receive a full refund of its Earnest Money and cancellation of the Letter of Credit, as defined hereinafter. In the event Purchaser elects to terminate this Agreement and gives notice thereof prior to the expiration of the Due Diligence Period, then Purchaser shall receive a full refund of his Earnest Money and cancellation of the Letter of Credit. In addition, upon such termination but not as a condition of the refund of the Earnest Money, Purchaser shall promptly supply Seller with a copy of any and all reports, summaries or other compilations prepared for or by Purchaser which relate to the Hotels, the Real Property, the Personal Property or any of the other property referred to herein and return all due diligence material provided by the Seller.

2.2.       Extension of Due Diligence. In the event Purchaser has been diligently pursuing satisfaction of the Contingency items set forth in Section 2.3 but has not been able to satisfy same within the original 60 day Due Diligence Period, upon written notice prior to the expiration of the original Due Diligence Period and the payment of an additional deposit of $25,000.00 ("Extended Due Diligence Deposit.") delivered to the Escrow Agent, Purchaser shall be entitled to an extension of the Due Diligence Period for an additional thirty (30) day period (the "Extended Due Diligence Period").

2.3.       Contingencies. Purchaser's and/or Seller's duties and obligations to perform under this Agreement are contingent upon Purchaser obtaining from:

(a) Choice Hotels International and Cendant Corporation, prior to or at expiration of the Due Diligence Period, shall both approve the Purchaser to own and/or operate the appropriate franchise for each Hotel as identified on Exhibit A (the "Licenses"), (Choice Hotels International and Cendant Corporation being hereinafter referred collectively to as the "Licensor") on substantially the same terms and conditions as the Seller's current franchise agreements. Purchaser shall take all necessary steps by which it may be issued Licenses which satisfies the requirements of the Licensor or, alternately, change or cancel the existing licenses. In the event Purchaser changes or cancels the existing licenses, and, as of Closing, operates the Hotels as any Hotels other than as identified on Exhibit A, Purchaser shall be solely responsible for all fees, penalties and charges as a result of same and shall indemnify Seller against all damages, claims, costs, losses and any other liability whatsoever. In the event that such approval for obtaining new Licenses is denied or otherwise has not been granted at or before expiration of the Due Diligence Period, then either Purchaser or Seller may elect to terminate this Agreement upon written notice to the other party.

(b) The purchase is further contingent upon Purchaser obtaining satisfactory institutional financing for the purchase on or before the end of the Due Diligence Period or if applicable, the Extended Due Diligence Period.

2.4.       Closing Contingencies. Purchaser's and/or Seller's duties and obligations to perform under this Agreement are further contingent on the following being completed on or before the Closing Date:

(a) The absence of any material adverse change in the Hotels operation or condition.

(b) Purchaser obtaining its financing of the Hotels on or before expiration of the Due Diligence Period, or, if applicable, the Extended Due Diligence Period. If Purchaser is unable to obtain its financing by expiration of the Due Diligence Period, or, if applicable, the Extended Due Diligence Period, Purchaser may terminate this Agreement in accordance with Section 2.1 hereof; provided, however, this contingency shall expire upon the expiration of the Due Diligence Period or the Extended Due Diligence Period if applicable.

In the event any of the contingencies set forth above have not been satisfied or waived by Purchaser, Purchaser shall have the right to terminate this Agreement and receive a refund of the Earnest Money and cancellation of the Letter of Credit, in which event neither party shall have any further rights or obligations hereunder.

2.5.       Title/ Survey. Within ten (10) days of the date hereof, the Seller shall provide to the Purchaser the following title documents (the "Title Documents"): A copy of Seller's existing fee policy of title insurance and a copy of Seller's most recent survey (Seller is not obligated to obtain a new survey). Within thirty (30) days after receiving the Title Documents and updated survey of the Property, Purchaser shall notify the Seller of objections Purchaser has to title and survey matters. Within ten (10) days after such notification, the Seller shall notify the Purchaser whether the Seller is willing to cure such defects. If the Seller is willing to cure such defects, the Seller shall act promptly and diligently to cure such defects at its expense. If such defects consist of deeds of trust, mortgages, mechanics' liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, the Seller shall pay and discharge or shall bond off with a bonding company acceptable to the Purchaser (and the Escrow Agent is authorized to pay and discharge at Closing) such defects at Closing. If Purchaser's title commitment discloses title defects affecting marketability of title or adversely affecting access to or use of the Property as hotels, which defects are not capable of computation as a fixed sum, then Seller shall use its best efforts to cure such defect. If the Seller is unwilling or unable to cure any other such defects by Closing, the Purchaser shall elect (1) to waive such defects and proceed to Closing without any abatement in the Purchase Price or (2) to terminate this Agreement and receive a full refund of the Earnest Money and cancellation of the Letter of Credit (as hereinafter defined). The Seller shall not, after the date of this Agreement, subject the Property to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without the Purchaser's prior written consent. All title matters revealed by the Purchaser's title examination and not objected to by the Purchaser as provided above shall be deemed Permitted Title Exceptions. If Purchaser shall fail to examine title and notify the Seller of any such title objections as set forth herein, all such title exceptions (other than those rendering title unmarketable and those that are to be paid at Closing as provided above) shall be deemed Permitted Title Exceptions.

ARTICLE 3

Purchase Price

3.1.       Purchase Price. The purchase price for the Hotels, the Real Property and the Personal Property shall be $14,400,000.00 (the "Purchase Price").

3.2.       Earnest Money. Immediately upon execution of this Agreement, Purchaser shall: (a) deliver to Madison County Abstract Company, 314 North 5th Street, #100, Norfolk, Nebraska 68701, Attn: Jody Cook (telephone 402-371-4710; fax 402-371-9527) (the "Escrow Agent"), as an escrow agent under this Agreement, $500,000.00 as an earnest money deposit (the "Initial Earnest Money Deposit"), which shall be held in escrow by the Escrow Agent and applied at closing to the Purchase Price, and (b) deposit with the Seller a letter of credit (the “Letter of Credit”) in the amount of $700,000.00 naming the Seller as beneficiary thereof. The Letter of Credit shall provide that it may be drawn on by the Seller only in the event the closing on this Agreement does not occur due to the Purchaser’s default and if the Purchaser has not already terminated this Agreement pursuant to Article 2 hereof. In all events, the Letter of Credit shall expire on the closing of this Agreement or termination of this Agreement pursuant to Article 2 hereof. Said Initial Earnest Money Deposit, together with the Extended Due Diligence Deposit and the Additional Deposit (collectively the “Earnest Money”) and the Letter of Credit shall be retained or refunded, as the case may be, only in accordance with the terms of the Agreement.

3.3.       Payment of Purchase Price. The Purchase Price of $14,400,000.00 shall be payable on the Closing Date, subject to adjustments and prorations, shall be paid by wire transfer to the Seller through the Escrow Agent.

3.4.       Prorations. Unless otherwise agreed in writing, all of the following shall be prorated as of 12:00 A.M. on the date of closing (the "Date of Closing"):

(a) all taxes, assessments or liens of any kind including but not limited to real estate and personal property taxes, however determined by any taxing authority on a daily basis using the latest available tax rates and assessments.

(b) all utility, cable and/or telephone charges of any kind that serve the Hotels or the Real Property.

(c) all rents or other amounts payable under any contract, lease, franchise or other agreement, including but not limited to the Leases and Contracts.

If any such items cannot be determined finally on the Date of Closing, such will be estimated and a final determined of the amount of such items and matters will be made as soon as practicable after the Date of Closing. Purchaser and Seller shall coordinate the transfer of utility service to provide for uninterrupted service to the Hotels.

3.5.       Adjustments. The following adjustments, purchases or credits shall be made outside of closing (and shall not be shown on the closing statement) and payment in full shall be made at a final walk-through conducted by Purchaser and Seller at closing:

(a) Cash Flow Adjustment.

(i) At the Closing, there shall be credited against the balance of the Purchase Price then due an amount equal to the positive Cash Flow with respect to the Hotels for the time period (the “Adjustment Period”) beginning on January 1, 2007 (the “Start Date”) and ending at 7:00 a.m. EST on the Closing Date. Seller shall deliver to Purchaser no later than noon on the business day immediately preceding the Closing Date a statement (the “Adjustment Statement”) setting forth Seller’s preliminary determination (the “Initial Adjustment Amount”) of the Cash Flow. If the Initial Adjustment Amount shown on the Adjustment Statement is a positive number, then the Purchase Price shall be decreased by such amount. If the Initial Adjustment Amount shown on the Adjustment Statement is a negative number, then no adjustment based on Cash Flow shall be made to the Purchase Price.

(ii) The Adjustment Statement shall be based upon actual information available to Seller at the time of its preparation (which shall occur no earlier than ten (10) days prior to the Closing Date) and upon Seller’s good faith estimates and assumptions. There shall be attached to the Adjustment Statement such supporting documentation and other data as is reasonably necessary to provide a basis for the Cash Flow shown therein. Seller shall also deliver to the Purchaser a monthly accounting of the Hotels’ operations, including all revenue and expenses, and a calculation of the Cash Flow for the immediately preceding calendar month, to be delivered in writing by Seller to Purchaser no later than 10 days after the end of each calendar month.

(iii) “Cash Flow” shall be an amount equal to: (A) all gross revenue received by Seller with respect to the Hotels including, but not limited to, room sales, telephone revenue, laundry services, video sales, and vending commissions less (B) all amounts paid by Seller with respect to Hotels as operating expenses which Seller has consistently (over the previous 12 moths) recorded as operating expenses of the Hotels with the operating expenses being subject to review and approval by Purchaser, which approval shall not be unreasonably withheld less (C) all capital expenditures for the Hotels paid for by Seller which have been approved in advance by Purchaser which such approval shall not be unreasonably withheld less (D) all debt service payments required to be made and actually made by Seller in respect of that certain loan (the “Loan”) by Wachovia Bank (“Lender”) to Seller which Loan is evidenced by that certain Promissory Note dated December 31, 1998 in the original principal amount of $24,000,000.00.

(iv) After the Closing, Seller shall review the Adjustment Statement, actual revenues and expenses and determine the actual Cash Flow. On or prior to the thirtieth (30) day after the Closing Date, Seller shall present Purchaser with a statement of the actual Cash Flow and such supporting documentation as is reasonably necessary to support the Cash Flow shown therein (the “Final Adjustment Statement”). Purchaser will give representatives of Seller reasonable access to its premises and to its books and records for purposes of preparing the Final Adjustment Statement and will cause appropriate personnel of Purchaser to assist

Seller and Seller’s representatives, at no cost to Seller, in the preparation of the Final Adjustment Statement. Seller will give representatives of Purchaser reasonable access to its premises and to its books and records for purposes of reviewing the calculation of Cash Flow and will cause appropriate personnel of Seller to assist Purchaser and its representatives, at no cost to Purchaser, in verification of such calculation. The Final Adjustment Statement shall become final and binding on Seller and Purchaser as to the Cash Flow thirty (30) days following the date of the Final Adjustment Statement is received by Purchaser, except to the extent that prior to the expiration of such thirty (30) day period Purchaser shall deliver to Seller notice, as hereinafter required, of its disagreement with the contents of the Final Adjustment Statement. Such notice shall be in writing and set forth all of Purchaser’s disagreements with respect to any portion of the Final Adjustment Statement, together with Purchaser’s proposed changes thereto, and shall include an explanation in reasonable detail of, and such supporting documentation as is reasonably necessary to support, such changes. If Purchaser has timely delivered such a notice of disagreement to Seller, then, upon written agreement between Purchaser and Seller resolving all disagreements of Purchaser set forth in such notice, the Final Adjustment Statement will become final and binding upon Purchaser and Seller as to the Cash Flow. Within three (3) business days after the Final Adjustment Statement becomes final and binding, Seller or Purchaser, as appropriate, shall pay to the other party the amount, if any, equal to the difference in the adjustment to the Purchase Price as calculated with the Cash Flow as shown in the Final Adjustment Statement and the adjustment to the Purchase Price as calculated with the Initial Adjustment Amount, together with interest thereon from the Closing Date until paid at the rate of 8% per annum.

(b) Reserves Adjustment. The amounts of any reserves held by the Lender with respect to the Loan as of the Start Date shall hereinafter be referred to as the Base Reserves Amount and shall remain the property of Seller. The amount of reserves held by the Lender with respect to the Loan as of the Closing Date shall hereinafter be referred to as the Closing Reserves Amount. If, as of the Closing Date, the Closing Reserves Amount exceeds the Base Reserves Amount, such excess shall be credited against the balance of the Purchase Price due at the Closing. If, as of the Closing Date, the Base Reserves Amount exceeds the Closing Reserves Amount, such excess shall be paid by Purchaser to Seller at Closing. In all events, any amounts deducted or removed from the Base Reserves Amount by Seller shall not be treated as a deduction from the calculation of Cash Flow.

(c) Principal Reduction Adjustment. At the Closing, there shall also be credited against the balance of the Purchase Price then due an amount equal to the difference between the principal amount due under the Loan as of the Start Date less the principal amount due under the Loan as of the Closing Date.

(d) Accounts Receivable. Purchaser shall purchase from Seller, in cash, the accounts receivable of all registered guests who have not checked out and are occupying rooms on the evening preceding Date of Closing (collectively, the "Tray Ledger"). All accounts in the Tray Ledger will be the property of Purchaser. All other accounts receivable for room nights used, services rendered or sales made prior to the Date of Closing shall belong to and be the responsibility of Seller. Purchaser shall have no obligation to collect any such accounts receivable for Seller, but in the event Purchaser collects same, it shall promptly remit to Seller any such amounts collected.

(e) Accounts Payable. Any accounts payable shall be paid in full prior to the Date of Closing.

(f) Cash Registers. As of the Date of Closing, all cash registers shall be counted down and the Purchaser will purchase all of Seller's cash.

(g) Guest Deposits. At the Date of Closing, Seller shall pay to Purchaser all advance deposits collected by Seller for any reason for services and goods to be provided or sold by Purchaser after the Date of Closing.

(h) Other Deposits. All refundable deposits made by Seller under any lease or agreement of any kind, whether oral or written, shall be purchased by the Purchaser, and Purchaser shall thereupon acquire all of Seller's rights and obligations, if any, in and to such deposits. If any deposit is refundable only upon the occurrence of some contingency, then the parties shall agree to the disposition of such deposit.

(i) Employee Wages. Seller shall be responsible for payment of all regular and overtime wages, taxes, vacation pay, sick leave, insurances, retirement benefits and/or other withholdings earned by any employee prior to the Date of Closing. At Closing, Purchaser shall have the option to take credit for Seller's obligations for employee vacation pay, sick leave, insurances and retirement benefits provided Purchaser assumes the obligation for same in writing. The parties will execute and deliver mutual indemnifications at closing for any liabilities assigned and/or assumed.

(j) Food and Beverages. At the Date of Closing all useable food and beverage items owned by Seller will be inventoried and valued based upon the price paid, the total amount of which shall be purchased by Purchaser from Seller at closing.

3.6.	Escrow Agent.

(a) Escrow Agent as Depository. The Escrow Agent is not a party to, and shall not be bound by, any contract between the parties hereto. The Escrow Agent shall act as a depository only and shall not be required to take notice of any default, pledge or warranty under any contract between the parties except as otherwise specifically provided in this Agreement dealing with the Earnest Money. The Escrow Agent shall be liable only for its own gross negligence, bad faith and willful neglect and not the negligence or misconduct of any other person.

(b) Not Liable for False Writings. The Escrow Agent is not responsible in any manner whatever for the sufficiency, correctness, genuineness or validity of any instrument, nor for the identity, authority or right of any person executing it. The Escrow Agent may act in reliance upon any writing, instrument or signature which it, in good faith, believes to be genuine, may assume the validity and accuracy of any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so.

(c) Disagreements. In the event of a disagreement between the parties hereto or any person or entity claiming under or through the parties hereto (other than the Escrow Agent), resulting in claims and/or demands being made by the disputing parties which, in the sole judgment of the Escrow Agent, are conflicting, in connection with any matters involved herein or affected hereby, the Escrow Agent shall be entitled, at its sole option, to refuse to comply with any such demands, as long as such disagreement shall continue. The Escrow Agent may refuse to make delivery of any assets in its possession to any or all of the claimants, and the Escrow Agent shall not be or become liable to any claimant by any reason of any failure or refusal to comply with such conflicting claims or demands or to deliver assets as demanded. The Escrow Agent may continue to refuse to take any action, irrespective of the time which elapses during which such dispute continues, until either the rights of the disputing claimants have been duly adjudicated and the Escrow Agent shall have received a certified copy of a final judgment of a court of competent jurisdiction, or until the claimants shall have reached agreement on their differences, and shall have furnished to the Escrow Agent joint instructions with respect to the action to be taken. The Escrow Agent may conclusively rely upon any such joint instructions, and shall be fully protected and indemnified in taking any action in reliance thereon. All actions taken by the Escrow Agent pursuant to any court order shall be conclusively presumed to have been taken in good faith. The Escrow Agent shall be held harmless by the parties for any action taken pursuant to a court order, even if such order is appealable, or without the actual knowledge of the Escrow Agent, is or has been reversed, withdrawn or modified or is not effective for any other reason. In no event shall the Escrow Agent be required to file an interpleader or similar type of action, or to defend any action or legal proceeding filed against it, but it may do so in its sole discretion.

(d) Indemnification. The parties hereto, for themselves and their successors and assigns, jointly and severally, unconditionally and irrevocably agree to indemnify and hold harmless the Escrow Agent from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees, and other expenses of every nature and character arising out of, occasioned by, or in any manner related to, directly or indirectly, this Agreement or the escrow created hereby, including, without limitation, a reasonable charge for the time of its attorneys spent on matters connected with any litigation by or against the Escrow Agent; provided, however, that the Escrow Agent shall at all times remain responsible for its own bad faith, gross negligence or willful misconduct.

(e) Resignation. The Escrow Agent may at any time resign by giving written notice of its resignation to the parties hereto at the addresses set forth herein for notices, at least 10 days prior to the date specified for such resignation to take effect. Upon the effective date of such resignation, the Earnest Money shall be delivered by the Escrow Agent to such person (which shall be a financial institution located in the Commonwealth of Kentucky authorized to conduct trust business) as may be jointly designated by the parties, whereupon all of the Escrow Agent's obligations shall cease and terminate. If no such person shall have been jointly designated by such date, all obligations of the Escrow Agent under this Agreement shall, nevertheless, cease and terminate. The Escrow Agent's sole responsibility thereafter shall be to keep safely all of the Earnest Money then held by it and to deliver the same to a successor escrow agent jointly designated by the parties, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction.

(f) Legal Counsel. The Escrow Agent may consult legal counsel in the event of a dispute as to its duties hereunder, and shall incur no liability, and shall be fully protected, in acting in reliance upon the opinion of counsel.

ARTICLE 4

Representations, Warranties, and Covenants of Seller

Seller hereby represents, warrants, and covenants that at the Date of Closing all of the following will be true:

4.1.       Good Standing. Seller is duly organized, validly existing and in good standing under the laws of the state of its creation and is authorized to transact business in the state where the Hotels and the Real Property are located.

4.2.       Authority. The execution, delivery and performance of this Agreement shall have been duly and effectively authorized by all necessary action of the Seller, and no other consent or approval is required in order for the Seller to consummate the transactions provided for herein, except as set forth in this instrument.

4.3.       Title. Seller has good and marketable title to the Real Property, the Personal Property and all other assets conveyed or to be conveyed hereunder and, further, at closing all real and personal property, whether tangible or intangible, shall be free and clear of all liens, encumbrances, restrictions and claims of every kind and nature whatsoever excluding easements and other matters of record on the date of execution of this Agreement and which do not materially affect the marketability or use of the Real Property.

4.4.       No Default. To the best of Seller's knowledge and belief, Exhibit C contains a complete and accurate listing of all of the Leases and Contracts defined above and all such Leases and Contracts are valid, subsisting and in full force and effect without any change or modification not therein reflected in writing and there exists no default (nor any state of facts which, with or without the giving of notice and/or lapse of time, would constitute a default) on the part of the Seller.

4.5.       Violation of Law. Seller hereby represents and warrants that it has not received written notice of any violation of federal, state or local laws pertaining to the operation of the Hotels, or any environmental rules, regulations or laws which have not been corrected. The Seller agrees that it shall have a continuing duty up until the Date of Closing to immediately convey and transfer to Purchaser any information, notice or citation it may receive from any governmental authority relating to the ownership, operation or maintenance of the Hotels. If such a notice as described is received, Purchaser may elect as a matter of right to postpone closing for a reasonable period of time or Purchaser may cancel this Agreement for good cause.

4.6.       Litigation. To the best of Seller's knowledge, there is no action, suit or proceeding by or before any court, governmental instrumentality or agency now or pending or, to the best knowledge of Seller, threatened against or affecting the Seller, or any of the assets to be sold by Seller to Purchaser hereunder which might materially or adversely affect the operation of the Hotels or otherwise impair any of the real or personal property being purchased herein.

4.7.       Operation Pending Closing. Seller agrees to maintain the Hotels for the duration of this Agreement substantially in their present condition, reasonable wear and tear excepted. Additionally, prior to the Date of Closing, Seller, at it sole cost and expense, shall perform all maintenance, upgrades, design and decor additions. Provided, however, notwithstanding anything contained herein to the contrary, Seller shall not be required for any costs associated with any property improvement programs or requirements of Licensors in the event the Licenses are assigned and transferred to the Purchaser. At all times prior to the Date of Closing, Seller shall maintain hazard, fire and liability insurance on the Hotels and/or the Real Property and/or the Personal Property in amounts ordinarily and customarily carried by Seller on such property. Following execution of this Agreement, Seller will not enter into any new contracts or agreements without the express written consent of Purchaser, which consent Purchaser may withhold in its discretion for any matter outside the normal course of business. For matters within the normal course of business, Seller may continue to enter contracts for the routine rental of rooms, provision of services and sale of goods, provided that all such contracts and agreements are made strictly in accordance with Seller's standard published rates without application of any discounts or other price reductions of any kind. At all times relevant hereto Seller shall act in good faith in negotiating and contracting with any persons for the rental of guest rooms, provisions of services or sale of goods.

4.8.       Financial Information and Tax Returns. Seller has previously furnished to Purchaser certain operating, financial and statistical information (the “Financial Information”) with respect to the Hotels through November 26, 2006. Any Financial Information provided to Purchaser by Seller or its agents is, to the best of Seller's knowledge and belief, materially correct, complete and accurate in all respects. All tax and excise returns required to be filed by the Seller have been filed (or will have been filed prior to the Date of Closing, if then due) with the proper authorities and that the Purchaser will have no liability for federal, state or local income, franchise, sales, use, excise or other taxes, including, without limitation, withholding and social security taxes, arising out of or attributable to the conduct of the business prior to the Date of Closing unless otherwise set forth in this Agreement. Proper and accurate amounts have been withheld by Seller from its employees who will or could become employees of Purchaser after the Closing Date for all periods in full and complete compliance with the tax withholding provisions of applicable state and federal laws. Proper and accurate returns have been filed by Seller for all periods for which returns were due with respect to income tax withholdings, social security and unemployment taxes of such employees. The amounts shown on such returns to be due and payable have been paid in full.

4.9.       Employees. All employees of the Hotels are terminable at will. Seller hereby acknowledges that Purchaser is making no representations or warranties about Purchaser’s retention of any existing employees following the Date of Closing.

Notwithstanding the foregoing, Purchaser shall have the opportunity to meet with and negotiate an employment agreement by and between Purchaser and any employees of the Hotels. Seller hereby represents and warrants that neither it nor any affiliate will employ any members of the management team of the Hotels for a period of one (1) year after the Closing Date except members of the management team Purchaser does not elect to employ.

Seller has no employment agreements, or any agreements that contain any severance or termination pay liabilities, or any obligations for any bonus, deferred compensation or similar amounts. Seller has no employee with respect to whom there is any accrued or potential liability for sick leave or vacation pay for periods up to the Closing Date.

Seller shall terminate all of its employees as of the Closing Date. Purchaser or its management company shall be free to extend offers of employment to any such terminated employees of Seller as Purchaser desires, upon terms and conditions acceptable solely to Purchaser. Seller shall be responsible for severance, termination and other liabilities, obligations, costs and expenses incurred in connection with the termination of Seller’s employees. Within ten (10) days after acceptance of this Agreement by Seller, Seller shall deliver to Purchaser, in writing, a list of all of Seller’s employees, listing of such employees’ initial hiring date, position, current pay and any accrued vacation time or other accrued benefits.

4.10.     Environmental Representations. Seller represents to the best of its knowledge, without investigation, that the Real Property, the improvements, and the Personal Property associated therewith, are not in violation of any of the environmental laws of the United States or the State of Tennessee, and that any environmental permit required for the handling, storage or manufacture of hazardous materials or such are currently in effect and will be disclosed to the Purchaser. The Seller represents that, to the best of its knowledge, neither Seller nor its tenants have stored or released about the premises any hazardous materials as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 D.S.C. Section 6901, et seq. The Seller represents, to the best of its knowledge, that the improvements and personal property associated therewith do not contain asbestos either in the form of insulation or as a component of building materials.

4.11.     Inventory. As of Closing, the Hotels shall be sufficiently stocked with inventory so that there exists two and one-half par level sets of all linens, including sheets and pillow cases, and terrycloth items, including towels, wash clothes and hand towels for each bed located in the Hotels, one par level set of blankets and bedspreads for each bed located in the Hotels, and one par level set of bath mats per room located in the Hotels. As of Closing, there shall also be sufficient number of good quality, new guests supplies sufficient for two weeks of operation at occupancy rates similar to the occupancy rates of the Hotels over the six months preceding the Closing.

4.12.     Release of Information. Within ten (10) days after acceptance and execution of this Agreement by Seller, Seller will authorize the Licensors to release to Purchaser any and all information regarding the franchise agreement affecting the Hotels, including any royalty reports and operating reports relating to the Hotels. Seller agrees to execute any such documents required by said Licensor to release such information. Further, within ten (10) days after acceptance and execution of this Agreement by Seller, Seller shall deliver to Purchaser true and correct copies of all service contracts for the Property as well as profit and loss statements and operating statements for Seller’s last three fiscal years, all of which have been prepared in accordance with generally accepted accounting principles.

ARTICLE 5

Representations, Warranties and Covenants of Purchaser

Purchaser represents and warrants to Seller that at the Date of Closing all of the following will be true:

5.1.

Good Standing. Purchaser is duly organized validly existing and in good standing under the laws of the state of its creation with all requisite power to own and operate the Hotels and to carry on the business conducted with respect thereto.

5.2.       Authority. The execution, delivery and performance of this Agreement has been duly and effectively authorized by and on behalf of the Purchaser, and no further action is necessary in respect hereto, nor is the consent of any person required in order for the Purchaser to consummate the transactions provided for herein.

5.3.       Advance Contracts. Purchaser hereby covenants and agrees to assume and fully honor and perform all contracts, orders or other agreements entered by Seller prior to the Date of Closing for the rental of rooms, provision of services and/or the sale of goods after the Date of Closing, provided that all such contracts and agreements are entered by Seller in good faith and in accordance with Seller's regularly published pricing policies, but only with respect to those contracts identified on Exhibit E attached hereto in accordance with the terms described on Exhibit E.

5.4.	As-Is Purchase.

(a) Purchaser acknowledges, represents and warrants that, except as expressly provided in Article 4 above, (i) any information ("Information") supplied or made available by Seller, whether written or oral, or in the form of maps, surveys, plats, soil reports, engineering studies, environmental studies, inspection reports, plans, specifications, or any other information whatsoever, without exception, pertaining to the Hotels, any and all records, rent rolls and other documents pertaining to the use and occupancy of the Hotels, income thereof, the cost and expenses, of maintenance thereof and any and all other matters concerning the condition, suitability, integrity, marketability, compliance with law, or other attributes or aspects of the Hotels, or a part thereof, is furnished to Purchaser solely as a courtesy, (ii) the information is provided, and the Hotels is purchased on an AS-IS WHERE-IS basis and Seller makes no representation, express or implied, or arising by operation of law or otherwise, including, but in no way limited to, any warranty of condition, merchantability, or fitness for a particular purpose as to the information or the Hotels; and (iii) no representations, whether written or oral, have been made by Seller, or its agents or employees in order to induce Purchaser to enter into this Agreement. Without limiting the generality of the foregoing, Purchaser acknowledges, warrants and represents to Seller that neither Seller nor its agents or employees have made any representations or statements, whether written or oral, to Purchaser concerning the investment potential operation or resale of the Hotels at any future date, at a profit or otherwise, nor has Seller or its agents or employees rendered any advice or expressed any opinion to Purchaser regarding any tax consequences of ownership of the Hotels.

(b) Purchaser acknowledges, represents and warrants that as of the Date of Closing of this Agreement, Purchaser will be familiar with the Hotels and will have made such independent investigations as Purchaser deems necessary or appropriate concerning the Hotels. If Purchaser elects to proceed with the purchase of the Hotels, any objections which Purchaser may have with respect to the Hotels shall be waived by Purchaser. Except as expressly provided in Article 4 above, Seller makes no representations or warranties and specifically disclaims any representation, warranty or guaranty, oral or written, past, present or future with respect to the physical condition or any other aspect of the Hotels, including, without limitation, the structural integrity of the improvements, the manner, construction, condition and state of repair or lack of repair of any of the improvements, the conformity of the improvements to any plans or specifications for the Hotels, including, but not limited to, any plans and specifications that may have been or which may be provided to Purchaser, the conformity of the Hotels to past, current or future applicable zoning or building code requirements or the compliance with any other laws, rules, ordinances or regulations of any government or other body, the financial earning capacity or history or expense history of the operation of the Hotels, the nature and extent of any right-of- way, lease, possession, lien encumbrance, license, reservation, condition, or otherwise, the existence of soil instability, past soil repairs, soil additions or conditions of soil fill, susceptibility to landslides, sufficiency of under shoring, sufficiency of drainage, whether the Hotels are located wholly or partially in a flood plain or a flood hazard boundary or similar area, the existence or non-existence of hazardous waste or other toxic materials of any kind (including, without limitation, asbestos) or any other matter affecting the stability or integrity of the land and/or the improvements.

(c) Seller shall not be responsible for any negligent misrepresentation or failure to investigate the Hotels on the part of the Seller, any real estate broker or sales agent, or any other agent or employee of Seller or any third party, except with respect to financial disclosures.

(d) Notwithstanding anything to the contrary contained in (a) above, Seller agrees to assign to Purchaser at Closing any contractor and/or manufacturer's warranties, if any, which are assignable, and to provide copies of any warranties which are not by their terms assignable.

(e) Except as expressly provided in Article 4, as part of Purchaser's agreement to purchase and accept the Hotels AS-IS WHERE-IS, and not as a limitation on such agreement, Purchaser hereby unconditionally and irrevocably waives and releases any and all actual or potential rights Purchaser might have regarding any form of warranty, express or implied, of any kind or type, relating to the Hotels and the information. Such waiver and release is absolute, unconditional, irrevocable, complete, total and unlimited in any way. Such waiver and release includes, but is not limited to, a waiver and release of express warranties, implied warranties, warranties of fitness for a particular use, warranties of merchantability, warranties of habitability, strict liability rights and claims of every kind and type, including, but not limited to, claims regarding defects which were not or are not discoverable, product liability claims, product liability type claims, and rights and claims relating to or attributable to environmental conditions, all other extant or later created or conceived of strict liability or strict liability type claims and rights.

The representations and warranties set forth above shall survive the closing and the transfer of title.

ARTICLE 6

Closing

6.1.       Time and Place. Time is of the essence on all matters of this Agreement. Closing shall be held on July 2, 2007 (the "Closing Date"). Unless otherwise agreed, closing shall be held at the offices of the Escrow Agent.

Notwithstanding the foregoing, Purchaser may extend the Closing Date for thirty (30) day periods by posting an additional deposit of $25,000.00 (each an "Additional Deposit") with the Escrow Agent for each extension, and by notifying the Seller in writing in advance that it is extending the Closing Date. Each Additional Deposit shall be applicable to the Purchase Price and refundable to Purchaser in the event the transaction contemplated by this Agreement does not close.

6.2.       Payment of Taxes. Fees and other Closing Costs. Purchaser shall pay all fees, taxes (including but not limited to any sales or excise taxes due on the transfer of any of the Personal Property) and costs customarily charged to Purchaser at closing, including but not limited to filing and recording one or more of the following: deed and mortgage or deed of trust, and mortgage tax. Purchaser shall be solely responsible for all costs of obtaining financing including but not limited to lender's and owner's title insurance, surveys, appraisals, environmental assessments, origination fees, legal fees, discount points or other lender charges. Except as otherwise provided for herein, Seller shall pay all fees, taxes and costs customarily charged to Seller at closing, including but not limited to real estate transfer taxes, any brokerage commissions and any title curatives, liens, taxes or other assessments for all periods prior to the Date of Closing. Both Purchaser and Seller shall bear their own attorney's fees.

ARTICLE 7

Additional Terms

7.1.       Survival of Warranties. Except as expressly stated herein, all representations, warranties and covenants by Purchaser and Seller, which are contained in this Agreement or given pursuant to this Agreement shall merge with the General Warranty Deed and shall not survive closing except any representations regarding the Financial Information and Tax Returns as set forth in Section 4.8, shall survive for one (1) year after closing.

7.2.       Brokerage Commission; Consulting Fee. Purchaser hereby acknowledges and agrees that no real estate broker, salesperson, agent or other intermediary ("Broker") was a procuring cause of this Agreement or was instrumental in showing the Hotels, submitting or negotiating an offer, or otherwise is entitled to any fee, commission or other money as a result of the execution of this Agreement or the closing anticipated hereby. Seller hereby acknowledges that no Broker was a procuring cause for this Agreement. Each party hereby agrees to indemnify the other party from any claims of brokers arising by reason of the execution hereof or the consummation of the transactions contemplated hereby and from expenses incurred in connection with any such claims (including, without limitation, reasonable attorneys' fees and expenses).

7.3.       Default of Remedies. If Purchaser shall default in the performance of any part of this Agreement, Seller may elect to waive such default or Seller may elect to terminate this Agreement by written notice to Purchaser. In the event this Agreement is terminated by Seller, the Earnest Money shall be forfeited and Seller may draw on the Letter of Credit as Seller's entire liquidated damages and Purchaser shall have no other responsibility or liability of any kind to Seller by virtue of such default. If Seller shall breach this Agreement prior to the Date of Closing hereunder and fails to cure such breach within ten (10) days after receipt from Purchaser of written notice setting forth the nature of such breach (or otherwise commences and diligently pursues such cure) without limiting the rights of Purchaser otherwise provided for in this Agreement, Purchaser may elect either (i) to seek specific performance of Seller's undertakings to make the transfers provided for herein, (ii) to terminate this Agreement by written notice thereof to Seller and recover its Earnest Money and have the Letter of Credit cancelled as Purchaser's entire liquidated damages and Seller shall have no other responsibility or liability of any kind to Purchaser by reason of said breach and/or default, or (iii) to proceed against Seller for such damages as may be available to Purchaser under state law; provided, however, Purchaser may not seek consequential damages or loss profits. In the event that title to the Real Property is clouded and reasonably deemed unmarketable, then Purchaser may elect to waive such defect, or, alternatively, Purchaser may elect to terminate this Agreement and receive a refund of Purchaser's Earnest Money and cancellation of the Letter of Credit.

7.4.       Indemnification. Purchaser and Seller hereby agree to indemnify, defend and hold harmless the other from and against, any breach of the covenants contained in this Agreement, all claims or causes of action of any kind which may be asserted against the other party arising out of the ownership, operation or maintenance of the Hotels before or after the transfer of possession and ownership at closing. Purchaser further agrees to indemnify, defend and hold harmless the Seller from and against, all claims or causes of action of any kind, including but not limited to personal injuries or death, which may be asserted against the Seller arising out of the Purchaser's inspections of the Hotels prior to the Date of Closing. The provisions of this numbered paragraph shall survive closing and delivery of the instruments of conveyance and shall terminate and be of no force and effect as of one (1) year after the Date of Closing. If the Bulk Sale Act applies to any portion of the purchase and sale of the Hotels, Seller shall also indemnify, defend and hold harmless Purchaser from and against any and all liabilities by reason of Seller's failure to comply with the Bulk Sale Act. The indemnification provided for in this Section 7.4 shall from and after the Date of Closing shall be the sole remedy for any matters referred to herein. If a claim by a third party is made against either of the indemnified parties, and if either of the indemnified parties intends to seek indemnity with respect thereto under this Section, such indemnified party shall promptly notify Purchaser or Seller, as the case may be, of such claim. The indemnifying party shall have thirty (30) days after receipt of the above-mentioned notice to undertake, conduct and control, through counsel of its own choosing (subject to the consent of the indemnified party, such consent not to be unreasonably withheld or delayed) and at its expense, the settlement or defense therefore, and the indemnified party shall cooperate with it in connection therewith; provided that: (i) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party, (ii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party, and (iii) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of any loss resulting from such claim and all related expenses incurred by the indemnified party within the limits of this Section. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not payor settle any such claim. Notwithstanding the foregoing, the indemnified party shall have the right to payor settle any such claim, provided that in such event they shall waive any right to indemnity therefore by the indemnifying party. If the indemnifying party does not notify the indemnified party within thirty days after receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of its exclusive discretion at the expense of the indemnifying party.

7.5.       Notices. Any and all notices, elections or demands permitted or required to be made under this Agreement shall be made in writing, signed by the party giving such notice, election or demand, and shall be delivered to the other party at the address set forth below or at such other address as may be supplied in ,writing by one of the following methods: (a) personal, in hand delivery to the named recipient; (b) registered or certified mail, return receipt requested; (c) nationally recognized overnight courier for next business day delivery; or (d) by facsimile transmission directly to the named recipient followed immediately thereafter by a copy mailed by U.S. Mail. The date of delivery or two (2) days after the date of mailing, as the case may be, shall be the effective date of giving of such notice, election or demand.

For the purpose of the Agreement:

The address of Seller is:

MUSSELMAN HOTELS II, LLC

2912 East Point Parkway

Louisville, Kentucky 40223

Attention: Mr. Chester W. Musselman

Telephone: (502) 426-3006

Facsimile: (502) 423-0381

With Copy to:

Harry B. Diamond, Esq.

Borowitz & Goldsmith, PLC

401 W. Main Street, Suite 1100

Louisville, Kentucky 40202

Telephone: (502) 584-7371

Facsimile: (502) 584-7487

The address of Purchaser is:

Supertel Limited Partnership

309 North 5th Street

Norfolk, Nebraska 68702

Attention: President

Telephone:(402) 371-2520

Facsimile: (402) 371-4229

With Copy to:

Robert G. Dailey

McGrath North Mullin & Kratz, PC LLO

1601 Dodge Street, Suite 3700

Omaha, Nebraska 68102

Telephone: (402) 341-3070

Facsimile: (402) 341-0216

or such other address as any party hereto may give the other pursuant to the provisions hereof.

7.6.       Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to subject matter hereof and supersedes all prior or contemporaneous agreements and understandings of the parties in connection herewith. No covenant, warranty, representation, condition or undertaking not expressed herein, or in any certificate, instrument or documents delivered pursuant hereto, shall affect or be effective to interpret, change or restrict this Agreement. No modifications, waiver, discharge, cancellation or other agreement shall affect the terms hereof unless in writing and signed by the parties hereto.

7.7.       Non-waiver. Failure on the part of either party to insist upon strict compliance by the other with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, conditions and covenants, unless otherwise provided herein.

7.8.       Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, executors, administrators, legal representative, successors, transferees and assigns; provided that neither party shall be entitled to assign its rights hereunder without the prior written consent of the other party and in accordance with Paragraph 7.11 herein.

7.9.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kentucky.

7.10.     Insurance. All Seller's insurance policies, including fire and any additional hazard insurance, shall be canceled by Seller not sooner than the Date of Closing (any refunded premiums to be retained by the Seller). Seller shall maintain its existing fire and additional hazard insurance, including business interruption coverage, until at least the Date of Closing. In the event any insurance policy is assigned, by mutual agreement, premiums shall be prorated as of the Date of Closing.

7.11.     Assignment. Purchaser may not assign this Agreement without the prior written consent of Seller unless it is an entity of which Purchaser or an entity related to

Purchaser controls or owns at least fifty-one percent (51%) which constitutes a controlling, voting interest, or if requested by Purchaser's lender, to an entity required by such lender to facilitate the financing of this transaction.

7.12.     Risk of Loss. Prior to recordation of the Deeds and Purchaser's possession of the Hotels and the Real Property, all risk of loss shall be borne by Seller. In the event of substantial loss or damage to the Hotels, the Real Property or the Personal Property prior to the Date of Closing, if Seller refuses to repair or replace the loss or damage, then Purchaser's sole remedy is to:

(a) terminate this Agreement and receive a refund of the Earnest Money; or

(b) affirm the Agreement in which event Seller shall assign to Purchaser all of Seller's rights and proceeds under any policies of insurance. Purchaser to receive a credit at closing for any deductible.

7.13.     Effective Date. This Agreement will be considered effective on the date last signed by Purchaser or Seller.

7.14.     Allocation of Purchase Price. Seller and Purchaser shall use their best efforts to agree during the Due Diligence Period upon an allocation of a portion of the Purchase Price attributable to each Hotel, the Real Property, the Covenant Not to Compete, good will and to the Personal Property, each party to be reasonable in making such allocation. Upon agreement of such allocation, it shall be and become a part of this Agreement as if set forth herein. Such allocation shall be reported in all federal and state tax filings hereafter made by any of the parties, and no party hereto shall take any position inconsistent with such allocation.

7.15.     Section 1031 Exchange. Purchaser acknowledges that Seller may be contemplating a Section 1031 Exchange. Purchaser acknowledges Seller's rights under this

Agreement may be assigned to a qualified intermediary of Seller's choice for the purpose of completing such an exchange. Purchaser agrees to cooperate with Seller and the qualified intermediary in a manner necessary to complete the exchange.

7.16.     Counterparts. This Purchase and Sale Agreement may be executed in multiple counterparts, each constituting a duplicate original, but all counterparts shall constitute one and the same Purchase and Sale Agreement.

7.17.     Memorandum. Upon execution of this Purchase and Sale Agreement, the parties hereto shall execute a Memorandum or Memoranda thereof in recordable form which may be recorded against the Real Property at Purchaser’s cost.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the date and year set forth below.

SELLER:

MUSSELMAN HOTELS II, LLC,
a Delaware limited liability company

BY: Musselman Hotels, LLC, a Kentucky limited liability company, Managing Member

BY: /s/ Chester Musselman, Sr.
Chester Musselman, Sr., Manager

Date: January 18, 2007

PURCHASER:

SUPERTEL LIMITED PARTNERSHIP,
a Virginia limited partnership

BY: Supertel Hospitality REIT Trust
ITS: General Partner

BY: /s/ Donavon A. Heimes

ITS: VP / Treasurer

Date: January 16, 2007

ESCROW AGENT:

MADISON COUNTY ABSTRACT COMPANY

BY: /s/ Deana Merkel

ITS: Office Manager

EXHIBIT A

REAL PROPERTY

Days Inn Motel, 12700 State Route 180, Ashland, Kentucky

Comfort Inn Motel, 149 Willabrook Drive, Brooks, Kentucky

Quality Inn Motel, 102 Gardner Lane, Cave City, Kentucky

Comfort Inn Motel, 210 Calvary Drive, Glasgow, Kentucky

Days Inn Motel, 105 Days Inn Boulevard, Glasgow, Kentucky

Comfort Suites Motel, 1850 Resource Way, Louisville, Kentucky

Sleep Inn Motel, 1850 Priority Way, Louisville, Kentucky

LEGALLY DESCRIBED ON EXHIBIT A-1 ATTACHED HERETO.